Exhibit 10.33

REVISED
April 18, 2016

Michael Ehlers
[address]
[address]

Dear Mike,

I am pleased to extend you this offer of employment to join Biogen with the job title of Executive Vice President, Research and Development. This position will report to George Scangos, Chief Executive Officer. Please note that neither this letter nor any other materials constitute a contract of employment with Biogen. Your employment at Biogen is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice. The specific terms of our offer are listed below; please take the time to review the offer, sign and return to me by April 25, 2016.

The position will be based at our Cambridge, MA facility.

Salary: This is a full-time, exempt position and your starting bi-weekly salary will be $29,807.70, which is equivalent to an annual salary of $775,000.20, and which will be paid in accordance with our standard payroll policies.

Sign-On Bonus: Upon employment, you will receive $300,000.00 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign on bonus.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, with a target bonus opportunity of 70% of your annual base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current year's Plan document, which will be made available upon your employment with the Company.

Long-Term Incentive Plan: You will be granted Cash-Settled Performance Units (CSPU) in connection with the commencement of your employment. The approximate grant date value of your CSPU award will be $1,250,000.00. The number of CSPU shares granted to you will be calculated by dividing the approximate grant date value by the closing price of Biogen stock (NASDAQ) on the date of grant, with the resulting number of shares rounded to the nearest five shares. You will also be granted Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your MSU award will be $1.250,000.00. The number of MSU shares granted to you will be calculated by dividing the approximate grant date value by the closing price of Biogen stock (NASDAQ) and the MSU accounting valuation factor effective at the time of grant, with the resulting number of shares rounded to the nearest five shares. Your CSPU and MSU awards will be granted on the first trading day of the month following your start dale.

The actual terms of your CSPU and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Inc. Amended and Restated 2008 Omnibus Equity Plan (the ''2008 Plan"). You are considered a "designated employee,'' as defined in the Plan. The Plan and Prospectus are available to you on Biogen's benefits website at [website]. Please read these documents for information about your LTl grants.

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.com

Each year, typically in February, you will be eligible to receive an annual Long Term Incentive (LTl) award which will be based on the planning range in effect at the time of grant. The current planning reference point is $2,150,000.00. Actual LTl award amounts and delivery vehicles will be determined by the Compensation and Management Development Committee of the Board of Directors (CMDC) based upon performance, contribution expectations and other considerations at the discretion of the CMDC.

Employee Benefits: Biogen offer a robust and highly competitive employee benefits program. As an employee, you will be able to chose from a menu of options through our flexible benefits program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.

You are also entitled to up to 20 vacation days (160 hours) per year (pro-rated if you work part time). Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen's benefits website at [website], (user ID = [user ID], password= [password]) to familiarize yourself with Biogen's complete benefit plan offerings.

Additional Executive Benefits

Supplemental Savings Plan: You will be entitled to participate In Biogen's Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.) You will be provided with SSP enrollment information upon your employment with the Company.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: You will be entitled to severance benefits In accordance with the attached Severance Plan for U.S. Executive Vice Presidents effective January 1, 2014 (the "EVP Severance Plan"), and should refer to the document for details regarding terms, conditions, eligibility and potential tax implications.

If there is a CEO Employment Event (defined below) at any time within two (2) years after your start date with Biogen, then you shall be entitled to receive the severance benefits under the EVP Severance Plan and accelerated vesting of your unvested Long Term Incentive Awards under the 2008 Plan as if a Corporate Change in Control and Involuntary Employment Action had occurred under both the EVP Severance Plan and the 2008 Plan. A "CEO Employment Event" shall mean the involuntary termination of your employment, other than for Cause, or the termination by you of your employment with Biogen, upon the occurrence of the following: a new Chief Executive Officer (CEO) of the Company is appointed and as a result there is either (1) a material and substantial change in the financial spend committed to the Research & Development Organization or (2) a material alteration and diminution in your authority, duties or responsibilities (other than a mere change in title) as they existed immediately prior to the appointment of the new CEO; provided, however, that you must notify the Chief Legal Officer or the Chief Human Resources Officer of the Company in writing of the basis for your involuntary or voluntary termination within 45 days of the occurrence of the circumstance and the Company does not cure such circumstance within 30 days thereafter.

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.com

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools. Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $7,500 per calendar year (January 1 - December 31), subject to the guidelines of the Tax & Financial Planning and Executive Physical Reimbursement Program. The details of these benefits are available upon your employment with the Company.

Stock Trading Plan: Upon employment with the Company, you will become subject to Biogen's Global Insider Trading Policy, a copy of which will be provided to you. The Biogen Global Insider Trading Policy sets forth guidelines designed to promote compliance with applicable federal and state securities laws that prohibit persons who are aware of material nonpublic information about the company from trading in securities of the company or providing material nonpublic information to other persons who may trade on the basis of that information. Upon your employment, you will be assigned, based on your job, to a specific trading group that will determine your obligations and restrictions under the policy, and you will be required to complete training on the policy.

Share Ownership Requirement: A key objective of our long-term incentive plans is to ensure strong alignment between the interests of our senior executives and those of our stockholders. It is expected that through our annual long-term incentive grants, you will accumulate and retain Biogen shares in an amount equivalent to 3x salary through the first 5 years of employment.

You are required to satisfy the following contingencies prior to employment at Biogen.

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Pre-employment screening: Employment at Biogen is contingent upon your successful completion and passing of both a background check and drug screen. Biogen's background check includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen may warrant. Completion of your online Application for Employment authorizes Biogen to conduct these background checks. If you have any questions about the background check, please contact your Biogen recruiter.

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New Employee Forms: Upon receiving your signed offer letter and new hire paperwork, you will receive an email containing a link to a new hire form. Please complete this form as soon as possible upon receipt. This form will allow us to begin creating internal resources for you prior to your start date.

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Authorization to Work in the United States: Please note that Biogen is an E-Verify employer. The Federal government requires you to provide proper identification verifying your eligibility to work in the United States.

If you will be working at one of our office locations: Please complete Section 1 of the enclosed Employment Eligibility Verification Form 1-9. On your first day of employment, please bring with you the completed Form 1-9, your original and unexpired documents and a scanned copy of your documents. A list of acceptable documents can be found on the last page of the Form 1-9 packet.

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.com

If you are a field employee: enclosed you will find notary instructions and a Form 1-9 packet. You are required to complete the entire Form 1-9 of the 1-9 packet within 3 days of your start at a Notary Public and mail your original as instructed in the packet.

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Signed Proprietary Agreement: In order to protect Biogen's substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners, you will be required to sign our 'Employee Proprietary Information and Inventions and Dispute Resolution Agreement' as a condition of employment. A copy of the Agreement is enclosed with this letter for your reference. Please sign and return this Agreement with your signed acceptance of our offer.

Mike, we are excited at the prospect of your joining Biogen. To confirm your acceptance of this offer of employment, please sign and return this letter by April 25, 2016 and keep the other copy for your records. Review and complete the enclosed New Employee Checklist with actions required in order to begin your acceptance process. We would anticipate your first day of employment to be on or prior to May 16, 2016. If you have any questions, please feel free to contact me.

Best Regards,

/s/ Matt McSherry

Matt McSherry
Senior Director, Talent Acquisition

Cc: George Scangos
27669BR

I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

ACCEPTED:

/s/ Michael Ehlers            Michael Ehlers            4/25/16
Signature                Name (Print)            Signature Date

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.com

BIOGEN CASH SIGN-ON BONUS AGREEMENT

I have accepted a position of employment with Biogen that provides for payment of a cash sign-on bonus of $300,000.00 to me following commencement of employment. I understand that the full benefit of this cash sign-on bonus is conditioned upon my remaining an employee of Biogen for at least 24 months. I hereby accept Biogen's offer of a cash sign-on bonus according to the following terms:

The payment of the cash sign-on bonus by Biogen is taxable income to me and will be taxed at the time of payment.

I acknowledge and agree that if, within 24 months of the effective date of my employment (start date), I voluntarily terminate my employment or Biogen terminates my employment For Cause, as defined in the Biogen Inc. 2008 Omnibus Equity Plan, or for misconduct or poor performance, as determined in good faith by the Company, I will not have earned the cash sign-on bonus provided to me under this Agreement and I will repay such bonus according to the following schedule:

(i) If my employment terminates on or before 12 months from my start date, the full amount of the cash sign-on bonus, net of the applicable proportion of tax withholdings;
(ii) If my employment terminates after 12 months and on or before 24 months from my start date, 50% of the amount of the cash sign-on bonus, net of the applicable proportion of tax withholdings; or
I shall pay to Biogen all such repayable amounts within thirty (30) days of the effective date of my employment termination or by the end of the year in which my employmen terminates, whichever comes first. I voluntarily authorize Biogen to deduct, withhold and/or retain all or any portion of the amount which I may be required to refund or repay to Biogen hereunder from any wages, salary, vacation pay, severance pay or other pay which may be due and owing to me upon termination of employment, to the extent permitted under applicable law. I shall remain liable to Biogen for any amounts in excess of the sums so deducted, withheld and/or retained by Biogen.

Except as stated above. I shall have no liability or responsibility to refund or repay to Biogen any amounts paid by Biogen to me in connection with this sign-on bonus.

Nothing in this Agreement shall alter the at-will employment relationship between Biogen and me (e.g., Biogen and I can end the employment relationship at any time with or without cause). Therefore, I understand that nothing in this Agreement guarantees that the Company will employ me for any specific period of time.

My signature below acknowledges that I have read and understand this Agreement and agree to be bound by its terms.

/s/ Michael Ehlers            Michael Ehlers                4/25/16
Employee Signature            Employee Name (Please Print)        Date

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.com

April 25, 2016

Mike Ehlers
[address]
[address]

Dear Mike:

This letter hereby confirms Biogen's agreement that in the event it is determined that Biogen is a company that is in competition with Pfizer and as a result the Pfizer Compensation Committee. pursuant to its rights under the Executive Long-Term Incentive Program Points of Interest (Part 6, Section 36), terminates all or a portion of your outstanding and vested TSRUs, PPSs and RSUs that have not yet been paid or settled in Pfizer common stock (the "Terminated Awards") and/or requires you to return to Pfizer all or a portion of any shares, cash paid to or gain realized by you with respect to the grant of TSRUs, PPSs or RSUs for the one year period described in Part 6, Section 36, the Company will pay you the value of the Terminated Awards and reimburse you for the value of the shares or cash you are required to return and have returned to Pfizer. Biogen and you acknowledge that the value of this reimbursement obligation is expected to be no more than $1,800,000 with some consideration for reasonable market fluctuations The foregoing obligation of Biogen is conditioned upon your (1) promptly informing the EVP, HR and the Biogen VP, People Rewards of any contact or notice you receive from Pfizer regarding its rights under Part 6, Section 36 (2) first questioning Pfizer on the applicability of Part 6, Section 36, including requesting Pfizer to provide written explanation of how the provision has been breached, and (3) not agreeing or conceding with Pfizer as to the applicability of Part 6, Section 36 to Biogen's employment of you without prior consultation with and written approval of Biogen, which approval will not be unreasonably delayed or withheld. Further this agreement is not intended to and does not imply that Biogen agrees or believes that Part 6, Section 36 is enforceable or reasonable or that Biogen is a company or employer in competition with Pfizer for any purpose. The foregoing does not affect the at-will status of your employment; provided, that, if your employment is terminated as a result of your death or Disability, or by Biogen without Cause or following a CEO Employment Event, Biogen shall continue to owe you any amounts due under this letter. Any such payments shall be made by Biogen promptly after any Pfizer awards become Terminated Awards and/or any shares or cash are returned to Pfizer by you. If, after consultation with Biogen, it is agreed that you should dispute a determination by Pfizer as to the applicability of Part 6, Section 36, then Biogen shall pay for or reimburse you for reasonable attorneys' fees and other reasonable legal costs incurred to dispute such determination. Notwithstanding anything in the immediately preceding sentence to the contrary, Biogen's obligations to bear the fees and costs of disputing the determination depend upon: (a) your providing written notice to Biogen within 30 days of Pfizer informing you of an adverse determination pursuant to Part 6, Section 36; (b) Biogen's right to select and retain appropriate counsel, following consultation with you; (c) Biogen retaining the right to control the defense/prosecution of any legal action and to approve any compromise, settlement or resolution of the determination; and (d) such reasonable cooperation by you in any legal proceedings to dispute the determination.

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.com

Please acknowledge your agreement to the foregoing by signing and dating below.

Best Regards,

Ken DIPietro
EVP, Human Resources

Acknowledged and Agreed:

/s/ Michael Ehlers            Michael Ehlers            4/25/16
Signature                Name (Print)            Signature Date

225 Binney Street, Cambridge, MA 02142 Phone 781-464-2000 www.biogen.co